Exhibit 10.19

MONDEE HOLDINGS, LLC

2013 CLASS D INCENTIVE UNIT PLAN

(as amended and restated on April __, 2021)

1.Purpose

The purpose of this Amended and Restated 2013 Class D Incentive Unit Plan (the “Plan”) of Mondee Holdings, LLC, a Delaware limited liability company (the “Company”), is to advance the interests of the Company’s members by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s members.  Except where the context otherwise requires, the term “Company” includes any business ventures (including, without limitation, any joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Managers of the Company (the “Board”).

2.Eligibility

All of the Company’s employees, officers, managers, and individual consultants and advisors (each a “Service Provider”) are eligible to receive options to acquire Class D Units or restricted Class D Units (each, an “Award”) under the Plan.  Each person who receives an Award under the Plan is deemed a “Participant.”

3.Administration and Delegation

(a)Administration by Board.  The Plan shall be administered by the Board.  The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.  The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent they shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency.  All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.  No director or person acting pursuant to the authority delegated by the Manager shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees of the Board (a “Committee”).  All references in the Plan to the “Board” shall mean the Board as a whole or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.Equity Available for Awards.

(a)Subject to adjustment under Section 8, Awards may be made under the Plan for up to 91,177,4771 Class D Units of the Company (the “Units”), as that term is defined in the Amended and Restated Limited Liability Company Agreement of the Company dated as of May 1, 2020, as it may hereafter be amended and/or restated (the “Operating Agreement”).  If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Units subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Units not being issued, the unused Units covered by such Award shall again be available for the grant of Awards under the Plan.

(b)Substitute Awards.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other equity or equity-based awards granted by such entity or an affiliate thereof.  Substitute Awards may be granted on such terms as the Board deem appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan.

5.Unit Options

(a)General.  The Board may grant options to purchase Units (each, an “Option”) and determine the number of Units to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)Exercise Price.  The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement.  The exercise price shall be not less than 100% of the Fair Market Value on the date the Option is granted unless the Board specifically determines that the exercise price is intended to be less than such Fair Market Value, in which case the option agreement shall contain provisions complying with Section 409A of the Code; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.  The term “Fair Market Value” shall mean, as of a given date such price as shall be determined by (or in a manner approved by) the Board in good faith and in compliance with applicable provisions of the Code and the regulations issued thereunder.

(c)Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

(d)Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of Units for which the Option is exercised; the notice of exercise shall contain provisions to the effect that the Participant, by exercising the Option, is becoming a Member (as that term is defined in the Operating Agreement) of the Company and is subject to all of the terms and conditions of the Operating Agreement.

1 Note: According to the most recent cap table, there are currently 41,177,477 units authorized under the plan of which 39,765,990 have been issued, leaving 1,411,487 available for issue. The plan would need to be increased to cover any to units to be issued in excess of the 1,411,487 available units.

Units subject to the Option will be delivered by the Company following exercise either as soon as practicable.

(e)Payment Upon Exercise.  Units purchased upon the exercise of an Option granted under the Plan shall be paid for in cash or by check, payable to the order of the Company or, to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine, or by any combination of the above permitted forms of payment.

6.Restricted Units.

(a)General.  The Board may grant Awards entitling recipients to acquire Units (“Restricted Units”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such Units if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.

(b)Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Unit Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. The Board may provide in the Restricted Unit Award that the Award is intended to constitute a Profits Interest (as that term is defined in the Operating Agreement) and, if so, the Restricted Unit Award shall contain such provisions (including but not limited to a two year prohibition on the transfer of the Restricted Units) necessary to qualify such Award as a Profits Interest.  The Restricted Unit Award will also contain provisions to the effect that the Participant, by accepting the Award, is becoming a Member of the Company and shall be bound by all of the terms and conditions of the Operating Agreement.

7.Adjustments for Changes in Units and Certain Other Events

(a)Changes in Capitalization.  In the event of any unit split, reverse unit split, unit dividend, recapitalization, combination of units, reclassification of units, spin-off or other similar change in capitalization or event, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per unit of each outstanding Option, (iii) the number of units subject to and the repurchase price per unit subject to each outstanding Restricted Units Award, and (iv) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board.

(b)Change in Control

(1)Definition.  Unless otherwise specifically provided in an Award agreement, a “Change in Control” shall be deemed to have occurred upon the first to occur of:

(i)any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing either (A) more than a majority of the voting power of the then outstanding securities of the Company, or (B) more than a majority of the aggregate fair market value of the then outstanding securities of the Company; provided, however, that a Change in Control shall not be deemed to occur as a result of (x) a transaction in which the Company becomes a subsidiary of another entity and in which the members of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, units or shares entitling such members to more than majority of all votes to which all members of the parent entity would be entitled in the election of managers, or (y) a transaction in which the person acquires newly issued securities of the Company in exchange for an investment in the Company; or

(ii)the consummation of  either: (A) a merger, unit exchange, consolidation or reorganization of the Company where the members of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger, unit exchange, consolidation or reorganization, units entitling such members to either (x) more than a majority of all votes to which all members of the surviving entity would be entitled in the election of members, or (y) more than a majority of the aggregate fair market value of then outstanding securities of the Company; or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(2)Consequences of a Change in Control on Awards.  Each Option or Restricted Unit Award shall contain appropriate provisions addressing the effect of a Change in Control on such Option or Restricted Unit Award.

8.General Provisions Applicable to Awards

(a)Transferability of Options.  Options shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant.  References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)Board’ Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(c)Termination of Status.  The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, or guardian may exercise rights under the Award.

(d)Withholding.  A Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver unit certificates or otherwise recognize ownership of Units under an Award.  The Company may decide to satisfy the withholding obligations through additional withholding on salary, wages or other compensation.  If the Company elects not to or cannot withhold from other compensation, a Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations.  Payment of withholding obligations is due before the Company will issue any Units on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise.

(e)Amendment of Award.

(1)The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(2)The Board may, without member approval, amend any outstanding Award granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Award provided that such amended exercise price is at least equal to the then-current Fair Market Value.

(f)Conditions on Delivery of Units.  The Company will not be obligated to deliver any Units pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules, regulations or contracts of the Company.

(g)Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.Miscellaneous

(a)No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board.  No Awards shall be granted under the Plan after the expiration of 10 years from the date on which the Plan was adopted by the Board but Awards previously granted may extend beyond that date.

(c)Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time.  Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 9(c) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

(d)Non-Plan Equity-Based Awards.  Nothing in this Plan is intended to, or shall, impair or affect the Board’ ability to make non-Plan equity-based awards.

(e)Compliance with Code Section 409A.  It is intended that all Awards granted hereunder be either exempt from, or issued in compliance with, Code Section 409A. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant, or for any action taken by the Board.

(f)Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.